Exhibit 10.7

Loan and Security Agreement

This LOAN AND SECURITY AGREEMENT dated April 7, 2003 between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054, with a loan production office located at 9020 Capital of Texas Hwy. North, Building 1, Suite 350, Austin, Texas 78759, and COMVERGE, INC., a Delaware corporation (formerly known as Comverge, Technologies, Inc.) (“Borrower”), whose address is 4497 Park Drive, Norcross, Georgia 30093, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties hereto agree as follows:

1. ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. Except where otherwise indicated herein, the term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2. LOAN AND TERMS OF PAYMENT.

2.1. Promise to Pay.

Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions in accordance with the terms of the Loan Documents.

2.1.1. Credit Extensions.

(a) Bank will make Revolving Advances and other Credit Extensions in accordance with the terms and conditions as set forth on, and not exceeding, the applicable Credit Limit shown on Schedule 1 to this Agreement (the “Schedule”). Amounts borrowed under this Section relating to Revolving Advances only may be repaid and reborrowed during the term of this Agreement.

(b) To obtain a Revolving Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day such a Revolving Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Revolving Advances to Borrower’s deposit account. Bank may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Revolving Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c) The credit facilities hereunder terminate on the applicable Maturity Date, and on each applicable Maturity Date all related Credit Extensions and all Obligations arising in connection therewith, are then fully due and payable.

2.1.2. Letters of Credit Sublimit.

Bank will issue or has issued letters of credit (the “Letters of Credit”) for Borrower’s account not exceeding the amount shown on the Schedule. Borrower shall secure all of Borrower’s reimbursement obligations relating to all outstanding Letters of Credit by unencumbered cash on terms acceptable to Bank on or before the Maturity Date with respect to Letters of Credit that expire after the Maturity Date relating to Revolving Advances if the term of this Agreement is not extended by Bank or Borrower shall so secure the Letters of Credit if upon the effectiveness of the Asset Based Terms, any such Letters of

Credit could not then be issued due to a lack of availability under the then applicable borrowing formulas. Borrower agrees to execute Bank’s standard Letter of Credit application documentation in connection with the Letters of Credit as Bank may reasonably request.

2.2. Overadvances.

If Borrower’s Obligations under Section 2.1.1 or 2.1.2 exceed the applicable lending limitations relating thereto, Borrower must immediately pay Bank any such excess.

2.3. Interest Rate, Payments.

(a) Interest Rate. Revolving Advances and the Term Loan accrue interest on the outstanding principal balance at the applicable interest rates set forth in the Schedule. After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Payments. Interest on the Revolving Advances and the Term Loan is due and payable the first (1st) day of each month. Bank may debit any of Borrower’s deposit accounts maintained with Bank, including the Accounts shown on Schedule 2, for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4. Fees.

Borrower will pay:

(a) Facility Fee; Other Fees. A fully earned, non refundable Facility Fee and other fees in the amounts and payable as shown on the Schedule; and

(b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due.

3. CONDITIONS OF LOANS.

3.1. Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents, fees and other evidence it requires including, without limitation, the following:

(a) this Agreement;

(b) Schedule to this Agreement;

(c) an Intellectual Property security agreement in form acceptable to Bank;

(d) a certificate of the Secretary of Borrower with respect to the incumbency and resolutions authorizing the execution and delivery of the Loan Documents;

(e) evidence acceptable to Bank of the consummation of the Series A Transaction, which includes the sale and purchase of Series A Preferred Stock of the Borrower and Series A-1 Preferred Stock of the Borrower;

(f) evidence acceptable to Bank of the conversion of intercompany debt to equity in form acceptable to Bank;

(g) securities account control agreement relating to Bank;

(h) pledge agreement by DSSI, in form acceptable to Bank, relating to a cash pledge of $1,500,000 as collateral for the Obligations relating to the Term Loan;

(i) a certificate of the Secretary of DSSI with respect to the incumbency and resolutions authorizing the execution and delivery of the Pledge Agreement;

(j) guaranty by the domestic subsidiaries of Borrower, in form acceptable to Bank;

(k) security agreement by the domestic subsidiaries of Borrower, in form acceptable to Bank;

(l) a certificate of the Secretary of each domestic subsidiary of Borrower with respect to the incumbency and resolutions;

(m) landlord waiver agreements regarding the leased premises of Borrower in Georgia, in form acceptable to Bank;

(n) bailee letters regarding third party locations of Collateral of Borrower, in form acceptable to Bank;

(o) deposit account control agreements with all third party deposit institutions of Borrower, in form acceptable to Bank, other than for Fleet Bank (provided that Borrower transfers the funds in such accounts to Bank within a commercially reasonable amount of time after the date hereof);

(p) evidence of insurance and loss payable endorsement in form acceptable to Bank and all in compliance with the terms and conditions of this Agreement;

(q) payoff letter agreements from current lenders to Borrower in form acceptable to Bank, which agreements, among other things, provide for the termination of liens and security interests of such lenders in the property of Borrower, and with all such agreements in form acceptable to Bank;

(r) establishment of lockbox arrangements, satisfactory to Bank;

(s) UCC financing statements relating to all obligor parties hereunder and otherwise under the Loan Documents;

(t) payment of the fees and Bank Expenses then due; and

(u) such other documents, agreements and instruments, and completion of such other matters, as Bank may deem necessary or appropriate in order to effectuate the terms and conditions of the Loan Documents.

3.2. Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) Timely receipt of any Payment/Advance Form; and

(b) The representations and warranties in Section 5 must be true (subject to the materiality provisions in Section 5) on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain materially true.

4. CREATION OF SECURITY INTEREST.

4.1. Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, the Bank will, at all times, have a first-priority security interest in all of the Collateral. Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations, and all obligations of the Bank to make Advances or otherwise extend credit accommodations have terminated.

4.2. Authorization to File Financing Statements.

Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that the following statements are true and correct on the date hereof and Borrower covenants that the following statements will continue to be materially true and correct throughout the term of this Agreement and so long as any Obligations are outstanding:

5.1. Due Organization and Authorization.

Borrower and each of its Subsidiaries is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower has not changed its state of formation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of formation.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2. Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. Borrower has no other deposit account, other than the deposit accounts described in the Representations or Schedule 2. Each Account with respect to which Advances are requested by Borrower shall, on the date each Advance is requested and made, represent an undisputed bona fide existing unconditional obligation of the account debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Borrower’s business. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower has received no written notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is, to the best of Borrower’s knowledge, valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

Borrower has informed Bank that it has historically entered into asset acquisition transactions with Lucent Technologies and Scientific Atlanta, Inc., including the purchase of certain intellectual property assets from these third parties (the “Prior Acquisitions”). Without limitation of any term or condition hereof, Borrower hereby represents and warrants to Bank that all assets acquired in such Prior Acquisitions and that now form part of or otherwise relate to the Collateral are free of any and all Liens other than for Permitted Liens.

5.3. Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers and legal counsel, threatened by or against Borrower or any Subsidiary, which could result in damages or costs to Borrower or any Subsidiary of $100,000 or more, or in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4. No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects (as of the date of such financial statements) Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any Material Adverse Change in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5. Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed (or has filed for an extension in a timely manner and has complied with all requirements in connection with the fling and obtaining of any such extension including the payment of taxes in connection therewith) all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and which do not result in any tax lien on any of the Collateral. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.6. Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.7. Representations; Full Disclosure.

The information in the Representations previously submitted to Bank continues to be true and correct as of the date hereof. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

6. AFFIRMATIVE COVENANTS.

Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1. Government Compliance.

Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to cause a Material Adverse Change.

6.2. Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared unaudited consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) commencing with the Borrower’s fiscal year ending December 31, 2003, as soon as available, but no later than 90 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened (and with respect to any such threatened actions, if they are referred to or otherwise reflected in a writing or otherwise if it is reasonable under the circumstances as determined by the Borrower in its good faith business judgment, to advise the Bank thereof) against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more, or in which an adverse decision could reasonably be expected to cause a Material Adverse Change; (iv) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b) Within 20 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable and accounts payable.

(c) Within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

(d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense (with the charges therefor to be $750 per person per day (or such higher amount as shall represent Bank’s then current standard charge for the same), plus reasonable out-of-pocket expenses). Such audits will be conducted no more often than every 6 months (or, upon the effectiveness of the Asset Based Terms, no more often than every three months), unless an Event of Default or an event which, with notice or passage of time or both would constitute an Event of Default, has occurred and is continuing.

(e) Allow Bank to cause an appraisal of the inventory of Borrower at Borrower’s expense on an annual basis with an appraiser and with results acceptable to Bank in its discretion, provided that upon the effectiveness of the Asset Based Terms, such an appraisal may be requested by the Bank on a semi-annual basis, if the circumstances so warrant.

6.3. Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $50,000.

6.4. Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (except for taxes or assessments being contested in good faith with adequate reserves under GAAP and which do not result in any tax lien on any of the Collateral) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5. Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All personal property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6. Primary Accounts.

Borrower shall at all times maintain its primary banking relationship with Bank. Without limiting the generality of the foregoing, Borrower shall, at all times, maintain not less than 85% of its total cash and investments on deposit with Bank. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution to enter into a control agreement in form acceptable to Bank in its good faith business judgment in order to perfect Bank’s first-priority security interest in said Deposit Accounts and investment accounts.

6.7. Financial Covenants; Additional Projections.

Borrower will comply with the financial covenants set forth on the Schedule. Borrower shall provide to Bank the Additional Projections (as defined in the Schedule) no later than November 30 of each year with respect to the following year. The information in such Additional Projections is to be used by the Bank in order to establish certain financial covenant targets for later years during the term of this Agreement. Such a process introduces uncertainty as to the amounts required for Borrower’s financial covenant compliance in the future. Regardless of any such uncertainty, however, Borrower hereby acknowledges and agrees that it is knowingly and without reservation agreeing to the foregoing procedure and fully understands that Events of Default may arise from Borrower’s non-compliance with such later-established amounts.

6.8. Intellectual Property Rights.

Borrower has no present maskworks, software, computer programs and other works of authorship registered with the United States Copyright Office except as disclosed on Exhibit 6.8 hereto, and Borrower shall not hereafter register any maskworks, software, computer programs or other works of authorship subject to United States copyright protection with the United States Copyright Office without first complying with the following: (i) providing Bank with at least 15 days prior written notice thereof, (ii) providing Bank with a copy of the application for any such registration and (iii) executing and filing such other instruments, and taking such further actions as Bank may reasonably request from time to time to perfect or continue the perfection of Bank’s interest in the Collateral, including without limitation the filing with the United States Copyright Office, simultaneously with the filing by Borrower of the application for any such registration, of a copy of this Agreement or a Supplement hereto in form acceptable to Bank identifying the maskworks, software, computer programs or other works of authorship being registered and confirming the grant of a security interest therein in favor of Bank.

Borrower will (i) protect, defend and maintain the validity and enforceability of the Intellectual Property in a manner consistent with past practices and, in any event, consistent with reasonable and prudent business practices and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9. Lockbox Arrangements, etc.

Borrower shall establish a lockbox account with Bank in such form as Bank may specify.

6.10. Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld, for so long as Bank has an obligation to lend and there are any outstanding Obligations:

7.1. Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property or any Collateral, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn out or obsolete Equipment.

7.2. Changes in Business, Non-Ordinary Course Transactions, Ownership, Management or Locations of Collateral.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or enter into any transaction outside the ordinary course of business, or permit there to be a change in the record or beneficial ownership of an aggregate of more than 25% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof (other than by the sale or issuance of Borrower’s equity securities to officers, employees and consultants in a public offering or to venture capital investors so long as Borrower identifies to the Bank, in writing, the venture capital investors prior to the closing of the investment). Borrower will not, without at least 30 days prior written notice to the Bank, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name or add any new offices or business locations (including warehouses) in which Borrower maintains or stores over $5,000 in Collateral. Borrower has requested that Bank consent to the Series A Transaction and Bank hereby consents to the Series A Transaction, provided that such consent does not waive or modify any of the terms or provisions hereof for any other transaction or undertaking by the Borrower other than specifically relating to the Series A Transaction.

7.3. Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except that a Subsidiary may merge or consolidate into another Subsidiary or into Borrower, provided it is agreed that the Bank consents to the acquisition of Sixth Dimension, Inc., as currently contemplated and on the terms as previously disclosed to the Bank provided that the Affiliate company of the Borrower that, upon the consummation of such acquisition, becomes the owner of the acquired assets shall be required concurrently with any such closing to become a guarantor and security agreement obligor party under the guaranty and security agreement documents entered into by Comverge Energy Management, Inc. and Comverge Energy Partners, Ltd. in connection with the initial closing of the transactions under and relating to this Agreement, provided, further, any such new guarantor and security agreement debtor shall, in addition, execute and deliver such documents and agreements, and take such additional actions, as Bank may reasonably request in order to effectuate the terms, provisions and objectives of such guaranty and security agreement documentation.

7.4. Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5. Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6. Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends (other than dividends payable solely in stock of the Borrower) or make any distribution or payment or redeem, retire or purchase any capital stock, provided, however, Borrower may repurchase shares under and pursuant to the Permitted Series A Repurchase Transaction and the Permitted Series A-1 Repurchase

Transactions subject to the prior satisfaction of all applicable conditions to each of such transactions as set forth in respective provisions of each of such defined terms. The parties hereto acknowledge and agree that the foregoing general negative covenant provision restricts transfers of funds, however characterized, from Borrower to its parent company, Data Systems & Software, Inc. (“DSSI”), or to any other Affiliate of Borrower, other than for transfers of funds by Borrower in an aggregate amount in any fiscal year not to exceed $400,000 relating to the following: (A) reimbursement by Borrower to DSSI of insurance premiums relating to Borrower and its businesses, including, e.g., casualty insurance and employee health insurance; (B) purchases of computer equipment from Databit, a subsidiary of DSSI; (C) rent payable to dSIT, a DSSI subsidiary; and (D) other ordinary course obligations consistent with the past business practices of Borrower.

7.7. Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8. Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent, provided that as long as no changes are made to any term or provision relating to Bank and the nature and extent of any subordination term in favor of Bank, then immaterial modifications to the Subordinated Debt instrument (but specifically not including, and without limitation of the foregoing materiality standard, interest rate, loan amount or repayment terms) may be made thereto provided that Bank is provided notice thereof substantially concurrently therewith.

7.9. Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply in any material respect with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8. EVENTS OF DEFAULT.

Any one of the following is an Event of Default:

8.1. Payment Default.

If Borrower fails to pay any of the Obligations within 3 days after their due date (with the understanding that upon the effectiveness of the Asset Based Terms, the foregoing 3 day period is no longer applicable, as set forth in paragraph 6 of the provisions comprising the Asset Based Terms).

8.2. Certain Defaults.

If Borrower (i) fails to provide the financial statements called for by Section 6.2 hereof or by any other provisions of this Agreement, within the time therein provided; or (ii) Borrower breaches any of the financial covenants set forth in Section 6.7 of this Agreement; or (iii) fails to perform or comply with any other term, condition or covenant in any other agreement between Borrower and Bank which is not cured within any cure period provided in such agreement.

8.3. Other Defaults.

If Borrower fails to perform or comply with any other term, condition or covenant in this Agreement (other than as set forth in Section 8.1 or 8.2 above), and such failure is not cured within 30 days after such default.

8.4. Material Adverse Change.

A Material Adverse Change occurs.

8.5. Attachment.

If any of Borrower’s assets having a value in the aggregate of more than $50,000 is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower;

8.6. Insolvency.

If Borrower fails to pay its debts generally as they mature, or if Borrower begins an Insolvency Proceeding, or if an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 45 days;

8.7. Other Agreements.

If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could cause a Material Adverse Change, including without limitation any default under the documentation for that portion of the Series A Transaction relating, and entered into in connection with, the Series A-1 Preferred Stock of the Borrower;

8.8. Judgments.

If a money judgment(s) in the aggregate of at least $100,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days;

8.9. Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.10. Guaranty.

Any guaranty, security agreement, or pledge agreement relating to any of the Obligations ceases for any reason to be in full force or any Guarantor or applicable obligor does not perform any obligation under any instrument relating to any of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation therein or in any certificate delivered to Bank in connection with the guaranty or related documents, or any circumstance described in Sections 8.5, 8.6 or 8.8 occurs to any Guarantor.

No Credit Extensions will be made during any of the cure periods set forth in Sections 8.1-8.10 above.

9. BANK’S RIGHTS AND REMEDIES.

9.1. Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.6 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Intellectual Property, and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

9.2. Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, are coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3. Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and demand payment of, and collect any Accounts, general intangibles and other Collateral, and, in connection therewith, Borrower irrevocably authorizes Bank to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, and, in Bank’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and general intangibles for less than face value. When an Event of Default occurs and continues, Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4. Bank Expenses.

If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount, which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5. Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and Section 9207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6. Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7. Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8. Asset Based Terms.

Without limiting Bank’s other rights and remedies, if an Event of Default occurs and is continuing, the provisions of Exhibit E hereto (the “Asset Based Terms Provisions”) shall be effective, upon written notice by Bank to the Borrower.

10. NOTICES.

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by fax to the addresses set forth at the beginning of this Agreement and, in the case of notices by fax, to the latest fax number a party as for the other party. A party may change its notice address by giving the other party written notice.

11. CHOICE OF LAW. VENUE AND JURY TRIAL WAIVER.

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN BANK AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF BANK OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH BANK OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12. GENERAL PROVISIONS

12.1. Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2. Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except, in the case of both (a) and (b), for losses caused by Bank’s gross negligence or willful misconduct.

12.3. Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4. Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5. Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6. Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7. Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8. Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank (other than such information becoming part of the public domain directly resulting from intentional conduct by Bank in connection therewith); or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9. Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13. DEFINITIONS.

13.1. Definitions.

In this Agreement:

“Accounts” is defined on Exhibit A hereto.

“Affiliate” means (1) any of Borrower’s officers or directors, and if Borrower is a limited liability company, Borrower’s managers and members, and if Borrower is a partnership, Borrower’s general and limited partners; (ii) a Person that, directly or indirectly, owns or controls, is controlled by or is under common control with Borrower, and any of such person’s officers or directors, and if such person is a limited liability company, such person’s managers and members, and if such person is a partnership, such person’s general and limited partners.

“Appraisal Condition” shall have the meaning ascribed to such term in Section 7.3 of the Schedule.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings), or otherwise relating to Borrower or the Loan Documents, including, but not limited to, any reasonable attorneys’ fees and costs Bank incurs in order to do the following: obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of Bank’s rights; prosecute actions against, or defend actions by, account debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any bankruptcy claim, third-party claim, or other claim; protect, obtain possession of, lease, dispose of, or otherwise enforce Bank’s security interest in, the Collateral; and otherwise represent Bank in any litigation relating to Borrower, with the understanding that Collateral audit fees are limited to the extent set forth in Section 6.2(d) hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the California Uniform Commercial Code, in effect from time to time.

“Collateral” is the property described on Exhibit A.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Credit Extension” is each Revolving Advance, the Term Loan, Letters of Credit, and each other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“Easton Hunt” is Easton Hunt Capital Partners, L.P., a Delaware limited partnership

“Easton Hunt Lien” has the meaning ascribed to such term in the definition of Permitted Liens below.

“Eligible Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5; but Bank may change eligibility standards by giving Borrower notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a) Accounts that the account debtor has not paid within 90 days of invoice date;

(b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c) Credit balances over 90 days from invoice date;

(d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, provided however, that the Bank may consider modifying the foregoing percentage for Accounts relating to Gulf Power Company as account debtor with the understanding that any decision by Bank in that regard to so modify such percentage shall be in the Bank’s sole discretion and Bank has made no commitment to do so;

(e) Accounts for which the account debtor does not have its principal place of business in the United States unless (i) approved by Bank in writing or (ii) supported by foreign credit insurance or a letter of credit in form and substance acceptable to Bank, in each case as is acceptable to Bank in its sole discretion;

(f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality unless there has been compliance with the United States Assignment of Claims Act as Bank shall reasonably determine;

(g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j) Accounts in which the account debtor disputes liability or makes any claim or Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;.

(k) Accounts for which Bank reasonably determines collection to be doubtful.

“Eligible lnventory” [Not Applicable]

“Equipment” is defined on Exhibit A hereto.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“GAAP” is generally accepted accounting principles, consistently applied.

“Guarantor” is any present or future guarantor or third party surety of any of the Obligations, including Data Systems & Software, Inc. (with it being acknowledged that the such pledgor is not generally liable for all Obligations hereunder but only as specifically set forth in the third party pledge agreement entered into by Data Systems & Software, Inc. in favor of Bank().

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, including all amounts owing in connection with any and all Credit Extensions and any and all other amounts owing to Bank however characterized, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is defined on Exhibit A hereto.

“Inventory” is defined on Exhibit A hereto.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.2.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties or pledge agreements executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” is any of the following: (i) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Bank’s security interests in the Collateral.

“Maturity Date” has the meaning ascribed to such term in the Schedule.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including with respect to any and all Credit Extensions, reimbursement obligations under letters of credit and including interest accruing after Insolvency Proceedings begin and debts, or liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations in part of the same.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on Schedule 2;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business; and

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness arising in connection with the Put-Call Agreement, provided that performance of the Borrower’s obligations to repurchase securities thereunder is limited to the permitted transactions under Section 7.6 hereof; and

(g) Indebtedness arising in the extension, renewal or refinancing of the indebtedness described in (a), (b), (d), (e) and (f), provided that the principal amount of the indebtedness may not increase and the associated terms shall not be more burdensome on Borrower.

“Permitted Investments” are:

(a) Investments shown on Schedule 2 and existing on the Closing Date; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on Schedule 2 or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Nonexclusive licenses and non-exclusive sublicenses granted by Borrower in the ordinary course of its business;

(e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f) Liens granted to Pacific Corp. relating to installed items consisting of digital control units with such lien only extending thereto as items of equipment and any such lien shall not, in any event, extend to any interest in or to any item of Intellectual Property of Borrower relating thereto (further it is understood that any such Liens are permitted to be senior to the Lien of the Bank therein);

(g) Priority lien in deposit account number              at Bank in which Two Million Dollars ($2,000,000) has been deposited by Borrower, which lien arises from a security and pledge agreement between Borrower and Easton Hunt dated as of April 7, 2003, and which lien is also referred to in an account control agreement between Bank and Easton Hunt; Easton Hunt intends to perfect its lien therein through the execution and delivery of such control agreement (with such lien being referred to herein as the “Easton Hunt Lien”).

(h) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Repurchase Transaction” shall have the meaning ascribed to such term in Section 7.6 of this Agreement.

“Permitted Series A Repurchase Transaction” shall mean the following on a collective basis (with the following terms that are not defined in this Loan Agreement having the meanings set forth in the

Put-Call Agreement): (A) the Borrower determines to effect a repurchase transaction under its Series A Call Right; (B) such a determination may only be made for purposes of this Agreement at such time after Borrower has sold more than $3,000,000 in Borrower’s Series A Preferred Stock after the date of the Put-Call Agreement and prior to the Call Date; and (C) Borrower may only repurchase, as a maximum, such number of its Series A Preferred Stock equal to the minimum number required in Section 2.2(b) of the Put-Call Agreement; with the further understanding that Borrower may make additional repurchases under the Series A Call Right that fall outside of the limitations and restrictions set forth above if Bank provides its written consent thereto.

“Permitted Series A-1 Repurchase Transaction” shall mean the repurchase of Series A-1 Preferred Stock of the Borrower pursuant to either the Series A-1 Call Right (as described in Section 2.1 of the Put-Call Agreement) or the Series A-1 Put Right (as described in Section 1.1 of the Put-Call Agreement), and with any of such transactions complying with and satisfying all the terms and conditions set forth the Put-Call Agreement relating thereto.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Put-Call Agreement” shall mean that certain Put-Call Agreement dated as of April     , 2003 by and among the Borrower and Easton Hunt Capital Partners, L.P., an executed, final, complete and correct copy of which is attached hereto as Exhibit F.

“Quick Assets” has, on any date, the meaning ascribed to such term on the Schedule.

“Representations” are the written Representations and Warranties of Borrower dated March 13, 2003.

“Responsible Officer” is each of the Chief Executive Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Advance” or “Revolving Advances” shall have the meaning ascribed to such term in the Credit Limit section of the Schedule.

“Revolving Line Credit Amount” is defined in the Schedule.

“Schedule” is Schedule 1 to this Agreement.

“Schedule 2” is Schedule 2 to this Agreement.

“Series A Transaction” shall mean the Series A Preferred Stock and Series A-1 Preferred Stock equity financing transaction of the Borrower from which Borrower receives at least $13,000,000 in net proceeds in the aggregate therefrom and which generally conforms to the material terms and conditions as disclosed by Borrower to Bank in writing prior to the date hereof.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

“Term Loan” shall have the meaning ascribed to such term as is set forth in the Schedule I to this Agreement.

“Term Loan Prepayment Conditions” shall mean the following: (A) the Permitted Repurchase Transaction has been effected in accordance with its terms (or Borrower, at its option, has effected a repurchase of its Series A-1 Preferred Stock having the same economic effect as the Permitted Repurchase Transaction); and, at any time after the consummation of the Series A Transaction, Borrower has received net proceeds (but specifically not including any proceeds from the Series A Transaction) in the amount of the Permitted Repurchase Transaction from a separate equity financing having terms and conditions substantially similar to those arising under the Series A Transaction other than for the terms applicable to the Series A-1 Preferred Stock of the Borrower; or (B) the time period for the Permitted Repurchase Transaction has lapsed and such Permitted Repurchase Transaction may no longer be effected.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:

COMVERGE, INC.

By	/s/ Thomas W. Wren
Name	Thomas W. Wren
Title	EVP

BANK:

SILICON VALLEY BANK

By	/s/ Shiela Colson
Title	VP

Schedule 1 to

Loan and Security Agreement

Borrower:     Comverge, Inc.

Date:               April 7, 2003

This Schedule forms an integral part of the Loan and Security Agreement (the “Loan Agreement”) between Silicon Valley Bank (“Bank”) and the above-borrower (“Borrower”) of even date herewith. (Capitalized terms used herein, which are not defined, shall have the meanings set forth in the Loan Agreement.)

1. CREDIT LIMIT

     (Section 2.1.1):

DURING ALL PERIODS IN WHICH THE ASSET BASED TERMS ARE NOT IN EFFECT, THE IMMEDIATELY FOLLOWING PROVISIONS (I) AND (II) BELOW SHALL APPLY AND BE EFFECTIVE (REFERRED TO HEREIN AS THE “NON-ASSET BASED CREDIT LIMIT TERMS”):

(I) Revolving Loans. An amount not to exceed the lesser of (A) or (B) (with Loans made pursuant to the provisions of this clause (I) being referred to herein as the “Revolving Loans”):

(A) $5,000,000 at any one time outstanding (the “Revolving Line Credit Amount”); or

(B) The sum of (1) and (2):

(1) The sum of (i) and (ii):

(i) Up to 80% of the amount of Borrower’s Eligible Accounts; plus

(ii) Up to the lesser of: (w) 25% of the value of the Eligible Inventory based on the lower of cost or market value; (x) on and after the date of the satisfaction of the Appraisal Condition, 80% of the net orderly liquidation value of Eligible Inventory, based on an appraisal acceptable to Bank in its discretion; (y) $500,000 or (z) 25% of the aggregate amount of Eligible Accounts outstanding from time to time; provided that until an appraisal is completed, Loans under this clause (ii) will be the lesser of (w), (y) or (z);PLUS

(2) (i) Prior to the date that is eighteen months from the date hereof, an amount equal to the lesser of (i) $700,000 or (ii) $1,500,000 minus the outstanding aggregate amount of Letters of Credit (Loans made pursuant this clause (B)(2) are referred to herein as the “Non-Formula Loans”), provided that upon the EBITDA Breach (as defined in the Section 7.4 of this Schedule), then the provisions of such Section 7.4 shall be fully applicable in place of the foregoing; and

(ii) On and after the date that is eighteen months from the date hereof, the outstanding aggregate amount of Letters of Credit hereunder extended pursuant to the terms and conditions hereof. In connection therewith, no further Non-Formula Loans will be made after such date and all then outstanding Non-Formula Loans shall be converted to Loans under clause (B)(1) hereof, to the extent of availability thereunder (or shall otherwise be immediately repaid if no such availability exists);

PLUS

(II) Term Loan. Concurrently with the initial closing of the Loan Agreement, Bank will make a loan (the “Term Loan”) to Borrower in the aggregate principal amount of $1,500,000, which is being extended for the purpose of repaying the indebtedness of the Borrower owing to certain existing lenders of Borrower. Borrower shall repay the principal amount of the Term Loan on April 1, 2006 in a single payment of principal,and on which date any and all Obligations relating to the Term Loan shall also be fully due and payable, subject, however, to acceleration as otherwise set forth in this Agreement. Borrower shall, however, pay interest on the outstanding principal amount of the Term Loan on a monthly basis in accordance herewith. Further, it is understood that the Term Loan may not be prepaid by Borrower until the Term Loan Prepayment Conditions (as such term is defined in Section 13.1 of the Loan Agreement) are satisfied, and at such time, Borrower shall be permitted, at its option, to repay, in part or in full, the Term Loan.

DURING ALL PERIODS IN WHICH THE ASSET BASED TERMS ARE IN EFFECT, THE IMMEDIATELY FOLLOWING PROVISIONS (I) AND (II) BELOW SHALL APPLY AND BE EFFECTIVE AND THE NON-ASSET BASED CREDIT LIMIT TERMS SHALL NO LONGER BE IN FORCE OR EFFECT:

(I) Revolving Loans. An amount not to exceed the lesser of (A) or (B) (with Loans made pursuant to the provisions of this clause (I) being referred to herein as the “Revolving Loans”):

(A) $5,000,000 at any one time outstanding (the “Revolving Line Credit Amount”); or

(B) The sum of (i) and (ii) minus(iii):

(i) Up to 80% of the amount of Borrower’s Eligible Accounts; plus

(ii) Up to the lesser of: (w) 25% of the value of the Eligible Inventory based on the lower of cost or market value; (x) on and after the date of the satisfaction of the Appraisal Condition, 80% of the net orderly liquidation valve of Eligible Inventory, based on an appraisal acceptance to Bank in its discretion; (y) $500,000; or (z) 25% of the aggregate amount of Eligible Accounts outstanding from time to time;

minus

(iii) the outstanding aggregate amount of Letters of Credit hereunder extend pursuant to the terms and conditions hereof;

PLUS

(II) Term Loan. Concurrently with the initial closing of the Loan Agreement, Bank will make a loan (the “Term Loan”) to Borrower in the aggregate principal amount of $1,500,000, which is being extended for the purpose of repaying the indebtedness of the Borrower owing to certain existing lenders of Borrower. Borrower shall repay the principal amount of the Term Loan on April 1, 2006 in a single payment of principal,and on which date any and all Obligations relating to the Term Loan shall also be fully due and payable, subject, however, to acceleration as otherwise set forth in this Agreement. Borrower shall, however, pay interest on the outstanding principal balance of the Term Loan on a monthly basis in accordance herewith. Further, it is understood that the Term Loan may not be prepaid by Borrower until the Term Loan Prepayment Conditions (as such term is defined in Section 13.1 of the Loan Agreement) are satisfied, and at such time, Borrower shall be permitted, at its option, to prepay, in part or in full, the Term Loan.

Letter of Credit Sublimit (Section 2.1.2):	$1,000,000.

Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding the limitations relating thereto as set forth above in the then applicable Credit Limit provisions in force and, in any event, the aggregate amount thereof shall not be greater than the Letter of Credit Sublimit set forth above. Further, and without limitation of the foregoing, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed the Letter of Credit Sublimit set forth above. In addition, Borrower shall pay to Bank all standard bank fees and costs in connection with the issuance and maintaining of Letters of Credit, Including the payment of fees equal to 1.25% per annum of the face amount of any and all Letter of Credit.

2. INTEREST.

Interest Rate (Section 2.3(a)):	For Revolving Loans and all related Obligations (other than Non-Formula Loans): A rate equal to the “Prime Rate” in effect from time to time, plus 1.5% per annum, provided that while the Asset Based Terms are in effect, the interest rate shall be a rate up to the Prime Rate plus 2.50% per annum, as Bank shall determine.

For Non-Formula Loans Only and Related Obligations: A rate equal to the “Prime Rate” in effect from time to time, plus 2.00% per annum.

For the Term Loan and all related Obligations: A rate equal to the “Prime Rate” in effect from time to time.

4. FEES (Section 2.4(a)):

Facility Fee:	$26,000, payable concurrently herewith, provided that at such time that the Asset Based Terms first come into effect hereunder, Borrower shall pay to Bank an additional facility fee of $30,500 concurrently therewith.

Collateral Handling Fee:	During each month or portion thereof that the Asset Based Terms are in effect, Borrower shall pay Bank a collateral handling fee in an amount equal to $1,000 per month.

Unused Line Fee:	Borrower shall pay to Bank quarterly an unused line fee equal to the rate of one-quarter of one percentage point (.25%) per annum multiplied by the amount by which the Revolving Line Credit Amount exceeds the average daily principal balance of the outstanding Revolving Loans during the immediately preceding calendar quarter (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the 15th day following the end of each calendar quarter, provided that when the Asset Based Terms are in effect the foregoing percentage shall be deemed increased to one-half of one percentage point (.50%) per annum and such fee shall thereafter be payable monthly in arrears rather than on a quarterly basis.

Termination; Termination Fee:	Borrower shall have the right to terminate the credit facility hereunder prior to the Maturity Date, effective three Business Days after written notice of termination is given to Bank. Borrower has the option to repay either the Term Loan facility (at such time that the Term Loan Prepayment Conditions are satisfied) or the Revolving Advance facility or both facilities in full regardless of whether the Term Loan Prepayment Conditions are then satisfied.

(A) If the Term Loan Prepayment Conditions are satisfied, Borrower may repay the Term Loan facility, and the Obligations relating thereto may be repaid in full or in part on any effective date of termination and no Termination Fee (as defined below) is payable if that is the only facility being repaid at such time.

(B) If the Borrower repays the Revolving Advance facility (whether on its own or in conjunction with a repayment of Term Loan), then all Obligations relating thereto must be paid in full on the effective date of termination and the Termination Fee (as defined below) is due and payable.

(C) If the Term Loan Prepayment Conditions are not satisfied, Borrower may nevertheless repay the Term Loan if it is repaid in full and if the Revolving Advance facility is being repaid in full at such time as well. The Termination Fee is due and payable in connection therewith.

(D) Further, the Termination Fee is also fully due and payable if the credit facility under this Agreement is terminated by Bank upon an Event of Default prior to the Maturity Date.

(E) As used herein “Termination Fee” means an amount equal to one percent (1.00%) of the Revolving Line Credit Amount.

4. MATURITY DATE
(Section 13.1):	With respect to Revolving Advances: Three years from the date hereof with respect to Revolving Advances, provided that Non-Formula Advances shall be due and payable in accordance with the terms and provisions of the applicable Credit Limit section in effect from time to time.

With respect to the Term Loan: Three years from the date hereof.

5. FINANCIAL COVENANTS
(Section 6.7):	Borrower, on a consolidated basis, shall comply with each of the following covenants at all times during the term of this Agreement, except as otherwise specifically stated below:

5.1 Asset Based Terms Not In Effect	During all periods in which the Asset Based Terms are not in effect, Borrower shall comply with the following financial covenants at all times during the term of this Agreement and, at the request of Bank from time to time, Borrower shall provide evidence of compliance therewith. Unless otherwise set forth herein or as may be determined by Bank, measurement of compliance with the following will take place on a month-end basis.

Quick Ratio:	Borrower shall maintain, as of the end of each month, a ratio of (with a breach of the following covenant addressed by the provisions of Section 6.3 of this Schedule):

(i) Quick Assets,

TO

(ii) the total of current liabilities, plus outstanding long term loans hereunder not specifically secured by dedicated cash collateral held at Bank, plus outstanding Letters of Credit hereunder and less the amount of Subordinated Debt that matures after the last Maturity Date applicable to any of the Obligations hereunder, of not less than 1.25 to 1.

EBITDA	Borrower not incur EBITDA in an amount the reflects a cumulative loss greater than (A) $1,250,000 for the three month period ending June 30, 2003, (B) $1,500,000 for the six month period ending September 30, 2003, (C) $1,750,000 for the nine month period ending December 31, 2003 and (D) such amounts for succeeding periods as are established by Bank in its good faith business judgment based on the Additional Projections (and with a breach of this financial covenant addressed in Section 7.4 of this Schedule).

5.2 Asset Based Terms In Effect.	During all periods in which the Asset Based Terms are in effect, Borrower shall comply with the following financial covenant at all times during the term of this Agreement and, at the request of Bank from time to time, Borrower shall provide evidence of compliance therewith.

Minimum Tangible Net Worth:	Borrower shall maintain a Tangible Net Worth of not less than $7,000,000 for the period ending March 31, 2003, $6,500,000 for the periods ending June 30, 2003 and September 30, 2003, $6,000,000 for the period ending December 31, 2003 and such amounts for succeeding periods as are established by Bank in its good faith business judgment based on the Additional Projections.

5.3 Definitions.	For purposes of this Agreement, the following terms shall have the following meanings (for additional terms, see Section 13.1 of the Loan Agreement):

“Additional Projections” shall mean those certain annual financial projections of the Borrower that Borrower is to deliver to Bank no later than November 30 of each year with respect to the projected financial condition of the Borrower for following year during the term of this Agreement and in such form and containing such items as the Bank shall determine are appropriate or needed by Bank in order to establish financial covenants for such projected year, and with the further understanding that such projections, individually and in their totality, must also otherwise be acceptable to Bank in its discretion.

“Current assets”, “current liabilities” and “liabilities” shall have the meaning ascribed thereto by GAAP.

“EBITDA” shall mean the net income of Borrower before interest, taxes, depreciation and other non-cash amortization expenses and other non-cash expenses of Borrower.

“Quick Assets” is, on any date, the Borrower’s consolidated, unrestricted cash held at or through Bank, cash equivalents held at or through Bank together with Eligible Accounts.

6. ASSET BASED TERMS

6.1	“Asset Based Terms”. As used herein, “Asset Based Terms” means the terms set forth on Exhibit E to the Loan Agreement. Terms of this Agreement without the Asset Based Terms are referred to as the “Non-Asset Based Terms”.

6.2	Voluntary Conversion to Asset Based Terms. In the event the Borrower wishes to have the Asset Based Terms in effect, Borrower may do so by giving the Bank 30 days prior written notice thereof, in order to permit the Bank to make such reviews and audits as it shall deem appropriate.

6.3	Quick Ratio Financial Covenant Breach; Event of Default. Without limiting any of the other terms or provisions hereof, the breach of the Quick Ratio financial covenant set forth in Section 5.1 on its own does not constitute an Event of Default, but in the event there is a breach of such financial covenant or if an Event of Default does arise hereunder, the Asset Based Terms shall be deemed immediately effective upon written notice from the Bank to the Borrower, provided that if there fails to arise a successful conversion to the Asset Based Terms that arises from any action or inaction of the Borrower within 15 days of a breach of the Quick Ratio financial covenant, then such an occurrence shall constitute an Event of Default hereunder.

7. ADDITIONAL TERMS AND PROVISIONS.

7.1 Additional Conditions Precedent. Without limitation of the conditions precedent to the effectiveness of this Agreement, the following shall occur, to the satisfaction of Bank, prior to this Agreement being deemed effective and any loans or other extensions of credit made hereunder:

(A) Borrower shall have received cash proceeds of the issuance of the Series A Transaction in the amount of not less than $13,000,000 and shall provide evidence of the same to Bank which is satisfactory to Bank and which overall transaction is satisfactory to Bank;

(B) The consummation of transactions pertaining to all intercompany obligations outstanding by and between Borrower and Data Systems & Software, Inc. (the “Parent”), including those in the approximate amount of $8,420,000, having been converted to an equity interest or capital contribution rather than debt and, in any event, in form and substance acceptable to Bank;

(C) Parent shall execute and deliver to Bank a third party pledge agreement pledging cash in the amount of $1,500,000 securing Borrower’s Obligations hereunder consisting of the Term Loan and related items, in form and substance acceptable to Bank and in the aggregate amount of the Term Loan and such third party pledge agreement shall remain in full force and effect while any Term Loan Obligations remain outstanding;

7.2 Collateral Audit. Within 30 days of the date hereof, Bank shall complete an audit of the Collateral, which shall have results acceptable to Bank in its discretion.

7.3 Inventory Appraisal. Within 60 days of the date hereof, an appraisal of the inventory of the Borrower, conducted by an appraiser acceptable to Bank, shall be completed and which resulting appraisal shall be acceptable to Bank in its discretion (collectively referred to herein as the “Appraisal Condition”).

7.4 Breach of EBITDA Financial Covenant; Modification to Non-Formula Loans. If Borrower fails to comply with the EBITDA financial covenant for any applicable period during the term hereof as set forth in Section 5.1 of this Schedule (an “EBITDA Breach”), then (x) no further Non-Formula Loans shall be made hereunder, (y) all then outstanding Non-Formula Loans shall be converted to Loans under clause (B)(1) of the Credit Limit section and all then outstanding Letters of Credit shall be deemed to decrease Loan availability thereunder and (z) if there is insufficient Loan availability to accommodate the actions described in clause (y) then Borrower shall within five (5) days of the EBITDA Breach provide cash collateral to Bank for any shortfall in availability regarding Loans or Letters of Credit in the form of a dedicated and restricted certificate of deposit account at Bank and Borrower shall within such five day period sign Bank’s standard cash pledge agreement in connection therewith. The failure to take any of the foregoing actions shall constitute an Event of Default hereunder, but until such five day period has passed such the EBITDA Breach on its own does not constitute an Event of Default hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Schedule as of the date first above written.

Borrower:		Bank:

COMVERGE TECHNOLOGIES, INC.		SILICON VALLEY BANK

By	/s/ Wayne Wren	By	/s/ Shiela Colson
	President or Vice President	Title	VP

By	/s/ Deborah L. Nygren
Secretary or Ass’t Secretary

EXHIBIT A

Collateral

“Collateral” means of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter acquired or arising, and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the foregoing, and all guaranties and security for any of the foregoing, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, all of the foregoing, and all Borrower’s books relating to any of the foregoing.

As used in this Agreement and in this Exhibit, the following terms have the following meanings:

“Accounts” means all present and future “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, whether maintained with Bank or other institutions.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Intellectual Property” means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Other Property” means (i) the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims”, “documents”, “instruments”, “promissory notes”, “chattel paper’, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and (ii) all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

2

EXHIBIT B

LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12:00 P.S.T.

Fax To:	Date:

☐ LOAN PAYMENT:

Comverge, Inc. (Borrower)

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $             and/or Interest $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:	Phone Number:

☐ LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representation and warranties in the Loan and Security Agreement are true, correct and complete in all material respects to on the date of the telephone transfer request for and advance, but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of the date:

Authorized Signature:	Phone Number:

OUTGOING WIRE REQUEST

Complete only if all or a portion of funds from the loan advance above are to be wired.

Deadline for same day processing is 12:00 p.m., P.S.T.

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and Sate:

Beneficiary Bank Transit (ABA) #

Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (If Required):

Print Name/Title:	Print Name/Title:

Telephone #	Telephone #

2

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower Comverge, Inc.	Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054
Commitment Amount: $5,000,000

ACCOUNTS RECEIVABLE

1. Accounts Receivable Book Value as of		$
2. Additions (please explain on reverse		$
3. TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)

4. Amounts over 90 days due	$
5. Balance of 50% over 90 day accounts	$
6. Credit balances over 90 days	$
7. Concentration Limits*	$
8. Foreign Accounts	$
9. Governmental Accounts	$
10. Contra Accounts	$
11. Promotion or Demo Accounts	$
12. Intercompany/Employee Accounts	$
13. Other (please explain on reverse)	$
14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
15. Eligible Accounts (#3 minus #14)		$
16. LOAN VALUE OF ACCOUNTS (80% of #15)		$

INVENTORY

17. 25% of Inventory Value (lower of cost or market) as of		$
18. 80% of liquidation value of Eligible Inventory		$
19. 25% of outstanding Eligible Accounts		$
20. Lower of 17, 18, 19 or $500K		$

BALANCES

21. Maximum Loan Amount	$
22. Applicable Non-Formula Credit Extensions [lesser of $700K or $1.5MM minus LCs permitted which are available through such time as set forth the applicable Credit Limit section]	$
23. Total Funds Available [Lesser of #21 or (#16 + #20 + #22)]	$
24. Present balance owing on Line of Credit	$
[Outstanding under Sublimits (LC), when applicable after 18 months from original loan date]	$
25. RESERVE POSITION (#23 minus #24 and #25)		$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:

Comverge, Inc.

By:
Title

BANK USE ONLY

Rec'd By:
Auth. Signer
Date:
Verified:
Auth. Signer
Date:

C-2

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

FROM: COMVERGE, INC.

The undersigned authorized officer of COMVERGE, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement’), (i) Borrower is in complete compliance for the period ending              with              all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements + CC	Monthly within 30 days	Yes	No

Annual (Audited)	FYE within 90 days	Yes	No

A/R & A/P Agings	Monthly w/i 20* days	Yes	No

A/R Audit	Initial and Semi-Annual **	Yes	No

** and quarterly when Asset Based Terms are in effect

Borrowing Base Certificate	Monthly w/i 20* days	Yes	No

* 15 days when Asset Based Terms are in effect

Appraisal Re: Inventory	Initial and Annually (and semi-annually when Asset Based Terms are in effect)	Yes	No

When Asset Based Terms are in effect— weekly transactions reports and schedules of collections	Weekly	Yes	No

When Asset Based Terms are in effect— monthly reconciliations of A/R agings, transaction reports and general ledger	Monthly within 15 days	Yes	No

When Asset Based Terms are in effect—inventory reports	Monthly within 15 days	Yes	No
When Asset Based Terms are in effect—budgets of the Borrower	30 days prior to the onset of the new fiscal year

Financial Covenant	Required	Actual	Complies
When Asset Based Terms are not in effect, Maintain at all times: Minimum Quick Ratio	1.25:1.00	:1.00	Yes	No

When Asset Based Terms are not in effect, Maintain at all times: Cumulative EBITDA	3 months ending 6/30/03 -($1,250,000)	_____________	Yes	No
	6 months ending 9/30/03 -($1,500,000)	_____________	Yes	No
	9 months ending 12/31/03 -($1,750,000)	_____________	Yes	No
	[additional amounts to be determined]	_____________	Yes	No

When Asset Based Terms are in effect, Maintain at all times: Minimum Tangible Net Worth	$7MM for 3/31/03 $6.5MM for 6/10/03 and 9/30/03 $6MM for 12/31/03	_____________	Yes	No

Have there been updates to Borrower’s intellectual property?

Yes /No Borrower only has deposit accounts located at the following institutions:

Comments Regarding Exceptions: See Attached.

Sincerely,	BANK USE ONLY

COMVERGE, INC.	Rec’d By:
Auth. Signer
Date:

Signature	Verified:
Auth. Signer

Date:
Title

	Compliance Status:	Yes No
Date

C-2

EXHIBIT E

ASSET BASED TERMS

The following are the “Asset Based Terms”:

(1) Schedules and Documents relating to Accounts. Borrower shall deliver to Bank transaction reports, Revolving Advance requests, schedules of Accounts, and schedules of collections, all on Bank’s standard forms and in such frequency as Bank may determine, with a minimum weekly frequency and also at all times accompanying a request for a Loan; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s security interest and other rights in all of Borrower’s Accounts. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Bank an aged accounts receivable trial balance in such form and at such intervals as Bank shall request. In addition, Borrower shall deliver to Bank the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, immediately upon receipt thereof and in the same form as received, with all necessary endorsements, all of which shall be with recourse. Borrower shall also provide Bank with copies of all credit memos from time to time on request by Bank.

(2) Collection of Accounts. Borrower shall hold all payments on, and proceeds of, Accounts and all other Collateral in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations in such order as Bank shall determine. Borrower agrees that it will not commingle such payments and proceeds with any of Borrower’s other funds or property, but will hold such payments and proceeds separate and apart from such other funds and property and in an express trust for Bank. Bank may, in its discretion, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify. Bank or its designee may, at any time, notify Account Debtors that the Accounts have been assigned to Bank. Nothing in this Exhibit limits the restrictions on Transfers of Collateral set forth elsewhere in this Agreement.

(3) Interest Computation. In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Bank (including proceeds of Accounts shall be deemed applied by Bank on account of the Obligations two Business Days after receipt by Bank of immediately available funds, and, for purposes of the foregoing, any such funds received after 12:00 Noon on any day shall be deemed received on the next Business Day. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s loan account for the amount of any item of payment which is returned to Bank unpaid.

(4) Loan Requests. Without limiting the right of Bank to cease making Revolving Advances and other Credit Extensions on an Event of Default, requests for Credit Extensions shall be in writing and shall be accompanied by a current Transaction Report on Bank’s standard form.

(5) Reserves. Without limiting the right of Bank to cease making Revolving Advances and other Credit Extensions on an Event of Default, Bank shall have the right, from time to time, to establish and deduct the following reserves from the amount of Revolving Advances, Letters of Credit and other financial accommodations under the lending formula(s) provided in the Schedule: (a) reserves to reflect events, conditions, contingencies or risks which, as determined by Bank in good faith, do or may affect adversely (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); and (b) reserves to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect.

(6) Cure Periods. The cure periods set forth in the Loan Agreement shall be modified as follows: the cure period in Section 8.3 of the Loan Agreement shall be five Business Days rather than 30 days and there shall be no cure period in Section 8.1 of the Loan Agreement.

(7) Audit of Collateral, Books and Records. Without limitation of the terms and conditions set forth in the Loan Agreement regarding access to collateral and the Borrower’s books and records, at all reasonable times, and on one Business Day’s notice, Bank, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. Bank shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Bank shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank’s then current standard charge for the same), plus reasonable out-of-pocket expenses.

(8) Other Reporting Requirements. Upon the effectiveness of these Asset Based Terms, Borrower shall supply the following financial statements and reports:

1.	Weekly transaction reports and schedules of collections, on Silicon’s standard form.

2.	Monthly accounts receivable agings, aged by invoice date, within fifteen (15) days after the end of each month.

3.	Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen (15) days after the end of each month.

4	Monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen (15) days after the end of each month.

5.	Monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Silicon in its good faith business judgment, all within fifteen (15) days after the end of each month.

6.	Monthly unaudited financial statements, as soon as available, and in any event within thirty (30) days after the end of each month.

7.	Monthly Compliance Certificates, within thirty (30) days after the end of each month, in such form, as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

8.	Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty (30) days prior to the end of each fiscal year of Borrower.

9.	Commencing with the Borrower’s fiscal year ending December 31, 2003, as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank.

Silicon Valley Bank

Amendment to Loan Agreement

Borrower: Comverge, Inc.

Dated as of: September 10, 2003

THIS AMENDMENT TO LOAN AGREEMENT is entered into between SILICON VALLEY BANK (“Bank”) and the borrower named above (the `Borrower”). The Parties agree to amend the Loan and Security Agreement between them, dated April     , 2003, as amended or otherwise modified from time to time (the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.). Reference is also made to the Schedule to the Loan Agreement dated April 7, 2003 by and between Borrower and Bank (the “Schedule”).

1. Cash Management Services. Borrower may use up to $150,000 for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). The aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed as Revolving Loans and new Cash Management Services may be extended only if the amount of such proposed new extension of such services would otherwise be available for the making of a Revolving Loan in such amount. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Revolving Loans of the type for which there exists availability under the Loan Agreement and will accrue interest at the applicable rate therefor. The Credit Limit section of the Schedule is hereby deemed modified to accommodate the provisions set forth herein.

Silicon Valley Bank	Amendment to Loan Agreement

2. Revised Section 2 of Schedule. Section 2 of the Schedule that now reads as follows:

“2. INTEREST.

Interest Rate (Section 2.3(a)):

For Revolving Loans and all related Obligations (other than Non-Formula Loans): A rate equal to the “Prime Rate” in effect from time to time, plus 1.50% per annum, provided that while the Asset Based Terms are in effect, the interest rate shall be a rate up to the Prime Rate plus 2.50% per annum, as Bank shall determine.

For Non-Formula Loans Only and Related Obligations: A rate equal to the “Prime Rate” in effect from time to time, plus 2.00% per annum.

For the Term Loan and all related Obligations: A rate equal to the “Prime Rate” in effect from time to time.”

IS HEREBY AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:

“2. INTEREST.

Interest Rate

(Section 2.3(a)):

For Revolving Loans and all related Obligations (other than Non-Formula Loans): A rate equal to the “Prime Rate” in effect from time to time, plus the Applicable Revolving Margin (as defined below) per annum, provided that while the Asset Based Terms are in effect, the interest rate shall be equal to the Prime Rate in effect from time to time plus 2.50% per annum.

For Non-Formula Loans Only and Related Obligations: A rate equal to the “Prime Rate” in effect from time to time plus the Applicable Non-Formula Margin (as defined below) per annum.

For the Term Loan and all related Obligations: A rate equal to the “Prime Rate” in effect from time to time per annum.

As used herein the term “Applicable Revolving Margin” shall mean 2.00%, provided if the Borrower consummates an Equity Financing after the date hereof from which Borrower receives at least $4,000,000 (but less than $8,000,000) then Applicable Revolving Margin shall mean 1.75%, provided, further, if the Borrower consummates an Equity Financing after the date hereof from which Borrower receives at least $8,000,000 then Applicable Revolving Margin shall mean 1.50%. The foregoing reduction in such margin amount shall be effective on and after such time that reasonable evidence of Borrower’s satisfaction with the applicable conditions has been supplied to and accepted by Bank and shall only apply on a prospective basis thereafter.

Silicon Valley Bank	Amendment to Loan Agreement

As used herein the term “Applicable Non-Formula Margin” shall mean 2.75%, provided if the Borrower consummates an Equity Financing after the date hereof from which Borrower receives at least $4,000,000 (but less than $8,000,000) then Applicable Non-Formula Margin shall mean 2.50%, provided, further, if the Borrower consummates an Equity Financing after the date hereof from which Borrower receives at least $8,000,000 then Applicable Non-Formula Margin shall mean 2.25%. The foregoing reduction in such margin amount shall be effective on and after such time that reasonable evidence of Borrower’s satisfaction with the applicable conditions has been supplied to and accepted by Bank and shall only apply on a prospective basis thereafter.

As used herein the term “Equity Financing” shall mean an equity financing transaction of Borrower relating to Borrower’s Series A Preferred Stock or Series A-1 Preferred Stock.“

3. Elimination of the EBITDA Covenant and Related Provision. The EBITDA financial covenant set forth in Section 5 of the Schedule shall be deemed eliminated and no longer applicable to the Borrower at such time, after the date hereof, that Borrower shall have consummated an equity financing transaction relating to Borrower’s Series A Preferred Stock or Series A-1 Preferred Stock from which Borrower receives at least $1,000,000 in net proceeds. The foregoing modification shall be effective on and after such time that reasonable evidence of Borrower’s satisfaction with the foregoing has been supplied to and accepted by Bank. Further, upon the elimination of the EBITDA financial covenant as aforesaid, Section 7.4 of the Schedule shall thereupon also be deemed terminated and of no further force or effect.

4. Modified Definition. The defined term “Eligible Inventory” as set forth in the Loan Agreement is hereby amended to read as follows: “Eligible Inventory” shall mean such items of Inventory of Borrower consisting of finished goods and raw materials as are acceptable to Bank in its discretion for financing purposes hereunder.

5. Confirmation of Consent. Bank hereby confirms that the Equity Financing transactions referred to in the revised interest rate provision set forth Section 2 hereof and as additionally referred to in Section 3 hereof shall be considered part of the collective Series A Transaction, which is a permitted transaction, on a collective basis, under the Loan Agreement.

6. Fee. Borrower shall pay to Silicon a fee of $7,500 in connection herewith, which shall be in addition to interest and all other amount payable hereunder, and which shall not be refundable.

7. Representations True. Borrower represents and warrants to Bank that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

Silicon Valley Bank	Amendment to Loan Agreement

8. General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Bank and the Borrower, and the other written documents and agreements between Bank and the Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Bank and the Borrower shall continue in full force and effect and the same are hereby ratified and confirmed. This Agreement and Consent may be executed in any number of counterparts, which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth at the beginning of this Amendment.

Borrower:		Silicon:

Comverge, Inc.		Silicon Valley Bank

By	/s/ Wayne Wren	By	/s/ Sheila Colson
Title	EVP	Title	Vice President

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of May 19, 2004, by and between Comverge, Inc. (the “Borrower”) and Silicon Valley Bank (“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated April 7, 2003, as may be amended from time to time (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Revolving Line Credit Amount in the original principal amount of Five Million Dollars ($5,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations,”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	Item “(ii)” under part °(B)” of the portion related to when the Asset Based Terms are not in effect in Section 1 “Credit Limit” in Schedule 1 to the Loan Agreement is hereby amended to read as follows:

(ii) (X) lap to the lesser of: (w) 25% of the value of the Eligible Inventory based on the lower of cost or market value; (x) on and after the date of the satisfaction of the Appraisal Condition, 80% of the net orderly liquidation value of Eligible Inventory, based on an appraisal acceptable to Bank in its discretion; (y) $500,000; or (z) 25% of the aggregate amount of Eligible Accounts outstanding from time to time; provided that until an appraisal is completed, Loans under this clause (ii) will be the lesser of (w), (y) or (z); minus (Y) the outstanding aggregate amount of Letters of Credit in excess of $1,000,000 hereunder extended pursuant to the terms and conditions hereof; PLUS

2.	The aggregate amount of the Letter of Credit Sublimit as referenced in Schedule 1 to the Loan Agreement is hereby amended from $1,000,000 to $2,000,000.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the

Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

COMVERGE, INC.		SILICON VALLEY BANK

By:	/s/ Wayne Wren	By:	/s/ Sheila Colson
Name:	Wayne Wren	Name:	Sheila Colson
Title	EVP	Title	Vice President

The undersigned hereby consent to the modifications to the Obligations pursuant to this Loan Modification Agreement.

COMVERGE ENERGY MANAGEMENT, INC.

By:	/s/ Wayne Wren
Name:	Wayne Wren
Title:	VP

COMVERGE ENERGY PARTNERS, LTD.

By:	/s/ Wayne Wren
Name:	Wayne Wren
Title:	VP

6D COMVERGE, INC.

By:	/s/ Wayne Wren
Name:	Wayne Wren
Title:	VP

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of September 24, 2004, by and between Comverge, Inc. (the “Borrower”) and Silicon Valley Bank (‘Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated April 7, 2003, as may be amended from time to time (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Revolving Line Credit Amount in the original principal amount of Five Million Dollars ($5,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. Additionally, the Obligations are guaranteed by 6D Comverge, Inc., Comverge Energy Management, Inc., and Comverge Energy Partners, Ltd. (each, the “Guarantor”) pursuant to 3 Continuing Guaranty agreements (each, the “Guaranty”). Furthermore, the repayment of the obligations under each Guaranty is secured by a Security Agreement by and between the respective Guarantor and Bank (each, a “Security Agreement’).

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	Part “(A)” of the portion related to when the Asset Based Terms are not in effect in Section 1 “Credit Limit” in Schedule 1 to the Loan Agreement is hereby amended to read as follows:

(A) $7,000,000 at any one time outstanding (the “Revolving Line Credit Amount’); or

2.	Part “(A)” of the portion related to when the Asset Based Terms are in effect in Section 1 “Credit Limit” in Schedule 1 to the Loan Agreement is hereby amended to read as follows:

(A) $7,000,000 at any one time outstanding (the “Revolving Line Credit Amount’); or

3.	The aggregate amount of the Letter of Credit Sublimit as referenced in Schedule 1 to the Loan Agreement is hereby amended from $2,000,000 to $3,000,000.

4.	The Unused Line Fee as stated in Section 4 “Fees” in Schedule 1 to the Loan Agreement when the Asset Base Terms are not in effect is hereby increased from 0.250% per annum to 0.375% per annum.

5.	The first paragraph in Section 4 “Maturity Date” in Schedule 1 to the Loan Agreement is hereby amended to read as follows:

With respect to Revolving Advances: September 15, 2007, provided that Non-Formula Advances shall be due and payable in accordance with the terms and provisions of the applicable Credit Limit section in effect from time to time.

6.	The first paragraph in Section 5.1 “Asset Based Terms Not in Effect” in Schedule 1 to the Loan Agreement is hereby amended to read as follows:

During all periods in which the Asset Based Terms are not in effect (other than the months ending July 31, 2004, August 31, 2004 and September 30, 2004), Borrower shall comply with the following financial covenants at all times during the term of this Agreement and, at the request of Bank from time to time, Borrower shall provide evidence of compliance therewith. Unless otherwise set forth herein or as may be determined by Bank, measurement of compliance with the following will take place on a month-end basis.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. PAYMENT OF LOAN FEE. Borrower shall pay Bank a fee in the amount of Twenty Five Thousand Dollars ($25,000) (“Loan Fee”) plus all out-of-pocket expenses.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee and Borrower’s receipt of at least $10,000,000 in new equity on or prior to October 15, 2004.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER: COMVERGE, INC.		BANK: SILICON VALLEY BANK

By:	/s/ Wayne Wren	By:	s/ Sheila Colson
Name:	Wayne Wren	Name:	Sheila Colson
Title:	EVP	Title:	VP

THE SIGNATURE BLOCK CONTINUES ON THE NEXT PAGE

The undersigned hereby consent to the modifications to the Obligations pursuant to this Loan Modification Agreement.

COMVERGE ENERGY MANAGEMENT, INC.

By:	/s/ Wayne Wren
Name:	Wayne Wren
Title:	VP/Sec

COMVERGE ENERGY PARTNERS, LTD.

By:	/s/ Wayne Wren
Name:	Wayne Wren
Title:	EVP/BP Comverge/wo

6D COMVERGE, INC.

By:	/s/ Wayne Wren
Name:	Wayne Wren
Title:	VP/Sec

FOURTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 25th day of October, 2005, by and between Silicon Valley Bank (`Bank”) and Comverge, Inc., a Delaware corporation (“Borrower”) whose address is 4497 Park Drive, Norcross, Georgia 30093.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of April 7, 2003, as amended by that certain Amendment to Loan Agreement by and between Bank and Borrower dated as of September 10, 2003, that certain Loan Modification Agreement by and between Bank and Borrower dated as of May 19, 2004, and that certain Loan Modification Agreement by and between Bank and Borrower dated as of September 24, 2004 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) modify the Quick Ratio formula, and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Unbilled Eligible Accounts. Notwithstanding the terms and conditions stated in Section 5.2 or in the definition of “Accounts”, Borrower, when determining the value of Eligible Accounts, may include Accounts which are undisputed bona fide existing unconditional obligations of account debtors created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Borrower’s business, but not yet invoiced by Borrower to the account debtor. Such Accounts shall be subject to the parameters stated in the definition of “Eligible Accounts”.

2.2 Section 2 in the Schedule 1 to Loan and Security Agreement (Interest). Effective as of the date of this Amendment, the first paragraph of Section 2 is amended in its entirety and replaced with the following:

For Revolving Loans and all related Obligations (other than Non-Formula Loans): A rate equal to the “Prime Rate” in effect from time to time, plus 2.00% per annum; provided that while the Asset Based Terms are in effect, the interest rate shall be a rate up to the Prime Rate plus 2.75% per annum as Bank shall determine.

2.3 Section 5 in the Schedule 1 to Loan and Security Agreement (Financial Covenants). Item “(ii)” under the “Quick Ratio” financial covenant is hereby amended to read as follows:

(ii) current liabilities plus outstanding long term Bank debt less deferred revenue.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the April 7, 2003 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of an amendment fee in an amount equal to $15,000, and (c) Bank’s receipt of the Acknowledgment of Amendment and Reaffirmation of Guaranty substantially in the form attached hereto as Schedule 1, Schedule 2 and Schedule 3, each duly executed and delivered by each Guarantor.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK Silicon Valley Bank		BORROWER Comverge, Inc.

By:	/s/ Sheila Colson	By:	/s/ Thomas W. Wren
Name:	Sheila Colson	Name:	Thomas W. Wren
Title:	Vice President	Title:	EVP

FIFTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 9th day of January, 2006, by and between Silicon Valley Bank (`Bank”) and Comverge, Inc., a Delaware corporation (“Borrower”) whose address is 4497 Park Drive, Norcross, Georgia 30093.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of April 7, 2003, as amended by that certain Amendment to Loan Agreement by and between Bank and Borrower dated as of September 10, 2003, that certain Loan Modification Agreement by and between Bank and Borrower dated as of May 19, 2004, that certain Loan Modification Agreement by and between Bank and Borrower dated as of September 24, 2004, and that certain Fourth Amendment to Loan and Security Agreement by and between Bank and Borrower dated October 25, 2005 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to modify in part the definition of “Eligible Accounts”.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 13 (Definitions). Items “(d)” and “(e)” under the definition of “Eligible Accounts” set forth in Section 13.1 are amended in their entirety and replaced with the following:

(d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, except for Gulf Power

Company, PacificCorp/Utah Power, ISO New England, San Diego Gas & Electric (SDGE) and Ontario Power Authority, for which the percentage for each account debtor may be 45%, for the amounts that exceed that percentage, unless Bank approves in writing;

(e) Accounts for which the account debtor does not have its principle place of business in the United States except for Ontario Power Authority, or, unless (i) approved by Bank in writing or (ii) supported by foreign credit insurance or a letter of credit in form and substance acceptable to Bank, in each case as is acceptable to Bank in its sole discretion;

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terns, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on April 7, 2003 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) Bank’s receipt of the Acknowledgment of Amendment and Reaffirmation of Guaranty substantially in the form attached hereto as Schedule 1, Schedule 2 and Schedule 3, each duly executed and delivered by each Guarantor.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK Silicon Valley Bank		BORROWER Comverge, Inc.

By:	/s/ Sheila Colson	By:	/s/ Thomas W. Wren
Name:	Sheila Colson	Name:	Thomas Wren
Title:	Vice President	Title:	EVP